Exhibit 99.1

Contact:
Denise San Bartolome
Corporate Communications
Telik, Inc.
Tel: 650 845-7712
Email: denisesb@telik.com

TELIK ANNOUNCES FOURTH QUARTER AND 2011 YEAR END FINANCIAL

RESULTS AND 2012 FINANCIAL GUIDANCE

Palo Alto, CA, – February 23, 2012 – Telik, Inc. (Nasdaq: TELK) reported a net loss of $2.5 million, or $0.05 per share, for the three months ended December 31, 2011, compared with a net loss of $9.8 million, or $0.18 per share, for the comparable period in 2010. For the year ended December 31, 2011, net loss was $12.0 million, or $0.22 per share, compared with a net loss of $24.7 million, or $0.46 per share, for the year ended December 31, 2010.

For the quarter ended December 31, 2011, total operating costs and expenses were $2.5 million compared with $11.0 million in the fourth quarter of 2010, representing a reduction of approximately 77%. Operating costs and expenses in the 2010 fourth quarter included facility exit costs of $5.4 million associated with the relocation of our corporate offices and a restructuring charge of $0.4 million comprised of employee severance and related costs, for which there were none in 2011. Excluding facility exit costs and the restructuring charge, total operating costs and expenses were approximately 52% lower in the fourth quarter of 2011 compared with the same period in 2010 primarily due to lower facilities, headcount and clinical development expenses. Also included in the fourth quarter of 2010 was $1.2 million in grants for Qualifying Therapeutic Discovery Projects awarded by the U.S. Government which was reported as other income. No such grant was awarded in 2011.

Operating costs and expenses for the year ended December 31, 2011 were $12.1 million, compared with $26.1 million for the same period in 2010. Operating costs and expenses in 2011 included approximately $1.6 million in stock-based compensation expense compared to $2.1 million in 2010. Excluding the facility exit costs and restructuring charge in the fourth quarter of 2010, the reduction in operating costs and expenses of approximately 40% in the year ended December 31, 2011, compared with 2010, were primarily due to lower facilities, headcount and clinical development expenses.

At December 31, 2011, Telik had $11.7 million in cash, cash equivalents, restricted cash and investments, compared with $24.1 million at December 31, 2010.

2011 Highlights

Announced positive Phase 1 Results of a Multicenter Study of TELINTRA in Combination with Revlimid® (Lenalidomide) in Patients with Myelodysplastic Syndrome or MDS. In this study, the combination was well tolerated and provided a unique profile of activity with platelet transfusion independence and trilineage and bilineage responses, which was also seen with single-agent TELINTRA.

Announced results of Genetic Signature Studies of Myelodysplastic Syndrome Patients Likely to Respond to TELINTRA at the Annual Meeting of the American Society of Hematology. This work was conducted in collaboration with investigators at Columbia University Medical School and at the Broad Institute of MIT and Harvard University. Pathway analysis of the expression data confirmed that a c-Jun N-terminal kinase (JNK) gene set was consistently under-expressed in the pre-therapy bone marrow mononuclear cells of responders and over-expressed in non-responders.

Initiation of a Phase 2 Clinical Trial of TELINTRA in patients with Revlimid® Refractory or Resistant Deletion 5q Myelodysplastic Syndrome. The primary objective is to determine the hematologic improvement-erythroid (HI-E) response rate as measured by transfusion reduction or independence, in accordance with the International Working Group MDS 2006 criteria. Secondary objectives include determination of the hematologic improvement-neutrophil (HI-N) and hematologic improvement-platelet (HI-P) response rates, and safety.

Initiation of a Phase 2b Clinical Trial of TELINTRA in Patients With Low to Intermediate-1 Risk Non-Deletion (5q) Myelodysplastic Syndrome. The primary objective of the trial is to determine the hematologic improvement-erythroid response rate as determined by clinically significant transfusion reduction or independence, in accordance with International Working Group MDS criteria (2006). Secondary objectives include determination of response rates of increasing neutrophil and platelet levels, and safety. Pretreatment bone marrow samples from selected patients may be obtained to confirm genomic results obtained in previous studies.

Publication in the journal Cancer entitled “A Phase 2 Multicenter Study of Two Extended Dosing Schedules of Oral Ezatiostat in Low to Intermediate-1 Risk Myelodysplastic Syndrome (MDS),” Raza, A., et al., Cancer, doi: 10.1002/cncr.26469, September 1, 2011. TELINTRA is the first GST P1-1 inhibitor shown to cause clinically significant and sustained reduction in red blood cell transfusions, transfusion independence and multilineage responses in MDS patients.

Publication of a Report of Complete Response of G-CSF Resistent Severe Idiopathic Chronic Neutropenia Following Treatment with TELINTRA in the Journal of Hematology & Oncology entitled “Oral ezatiostat HCl (Telintra®, TLK199) and Idiopathic Chronic Neutropenia (ICN): A case report of complete response of a patient with G-CSF resistant severe chronic idiopathic neutropenia following treatment with Telintra,” Roger M. Lyons, MD et al. from the Cancer Care Centers of South Texas; Journal of Hematology & Oncology 2011, 4:43; doi:10.1186/1756-8722-4-43, November 2, 2011. This publication reports the observation that Telintra produced a sustained hematologic response in white blood cell levels in an ICN patient who had an inadequate response to the standard of care.

In 2012, Telik is focusing its resources on: (1) advancing the clinical development of TELINTRA in MDS in the ongoing Phase 2 and Phase 2b TELINTRA trials, (2) seeking corporate partnerships and funding for development and commercialization of its drug product candidates and (3) advancing its leading preclinical oncology drug candidate.

Financial Outlook

For the full year 2012, Telik anticipates total operating costs and expenses to be in the range of $12.0 million to $13.0 million, which includes stock-based compensation expense of approximately $0.8 million. The company’s cash utilization for the full year 2012 is expected to be in the range of $13.0 million to $14.0 million and will have to raise additional funds through equity or debt financings in order to meet its 2012 cash requirements. There is no assurance Telik will be successful in obtaining additional funding.

About Telik

Telik, Inc. of Palo Alto, CA, is a clinical stage drug development company focused on discovering and developing small molecule drugs to treat cancer. The company’s most advanced drug candidate is Telintra®, a modified glutathione analog intended for the treatment of hematologic disorders including myelodysplastic syndrome; followed by Telcyta®, a cancer activated prodrug for the treatment of a variety of cancers. Telik’s product candidates were discovered using its proprietary drug discovery technology, TRAP®, which enables the rapid and efficient discovery of small molecule drug candidates. Additional information is available at www.telik.com.

Forward Looking Statements

This press release contains “forward looking” statements, including statements regarding Telik’s financial outlook and expected cash utilization for 2012 and the future development of TELINTRA, TELCYTA, preclinical drug candidates and potential corporate partnerships. These forward looking statements are based upon Telik’s current expectations. There are important factors that could cause Telik’s results to differ materially from those indicated by these forward-looking statements, including, among others, that Telik would be unable to continue to fund its operations if it is unable to raise adequate funding; if the development of its drug candidates, including clinical trials of TELINTRA or TELCYTA, is delayed or unsuccessful, if Telik does not enter into collaborative arrangements to advance its programs, the rate of product development will be delayed and expenditures may increase; if Telik is delisted from the Nasdaq Capital Market, its ability to raise additional financing and the liqudity of its common stock could be adversely affected. Detailed information regarding these and other factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release may be found in Telik’s periodic filings with the Securities and Exchange Commission, including the factors described in the section entitled “Risk Factors” in its quarterly report on Form 10-Q for the quarter ended September 30, 2011. Telik does not undertake any obligation to update forward looking statements contained in this press release.

Telik, the Telik logo, TELINTRA, TELCYTA and TRAP are trademarks or registered trademarks of Telik, Inc.

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Telik, Inc.

Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
Operating costs and expenses:
Research and development	$1,102	2,838	$5,566	$11,040
General and administrative	1,401	2,374	6,491	9,230
Facility exit costs	—	5,360	—	5,360
Restructuring costs	—	425	—	425

Total operating costs and expenses	2,503	10,997	12,057	26,055

Loss from operations	(2,503)	(10,997)	(12,057)	(26,055)
Interest and other income (expense), net	4	1,201	35	1,333

Net loss	$(2,499)	$(9,796)	$(12,022)	$(24,722)

Basic and diluted net loss per share	$(0.05)	$(0.18)	$(0.22)	$(0.46)

Weighted average shares used to calculate basic and diluted net loss per share	54,142	53,614	53,939	53,539

Selected Balance Sheet Data

(In thousands)

(Unaudited)

	December 31, 2011	December 31, 2010
Cash, cash equivalents, investments and restricted investments	$11,700	$24,064
Total assets	12,412	25,029
Stockholders’ equity	8,299	18,369

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